Exhibit 10.1

NetBank, Inc.

Management Incentive Plan

NetBank, Inc,

Management Incentive Plan

Plan Document

Plan Purpose

The following is a description of the NetBank, Inc. (“NBI”) Management Incentive Plan (“MIP”). The purpose of the MIP is to:

•                  Support the achievement of key business objectives (i.e., earnings per share (EPS), ensuring that Participants are stakeholder in achieving key Company goals)

•                  Motivate participants to accomplish specific goals and provide significant rewards for high performers

•                  Attract and retain well-qualified associates

•                  Ensure that total cash compensation (salary plus variable pay) is affordably competitive, objectively determined and directly linked to realize performance.

Effective Date

The Plan Year shall be from January 1 through December 31. The Plan will be reviewed annually to ensure proper alignment with NBI’s business objectives.

Eligible Participants

NBI Officers to include the following positions:

•                  Chief Executives

•                  Senior Officers

•                  Officers

Plan Components

The goal of the plan structure is to provide an appropriate balance between Company, Line of Business and Individual results consistent with each Participant’s impact and to encourage teamwork and cooperation in goal planning, execution, and successful results.

The plan structure is made up of 3 components:  Target incentive, Section weight, and Section goals. Guidelines for determining Officer level targets and weights are provided by the Human Resources department. The Division Executive and the Chief Human Resources Executive approve exceptions to the guidelines for Levels 4 and below.

I. Target Incentive Opportunity

Each participant has an opportunity for an MIP which represents a percentage of base salary. The percentage of salary is the “target”, and represents the amount payable if goals are met. In addition, the participant may achieve a higher MIP payout by exceeding the “target” goal. The “maximum potential payout” is represented as 150% of the “target” payout. Conversely, meeting goal below expectation provides a reduced payout.

The chart below illustrates sample target payout at various Officer and performance levels.

	0%	80%	100%	125%	150%
Performance Level	1	2	3 (Target)	4	5
	Does Not Meet	Meets Most	Meets All	Exceeds Most	Exceeds All
	Expectations	Expectations	Expectations	Expectations	Expectations
Level V	Executive Level
Level III and IV *	0%	16%	20%	25%	30%
Level II and III *	0%	12%	15%	19%	23%
Level I and II *	0%	8%	10%	13%	15%
Level I *	0%	6%	8%	10%	12%

*  Targets are set, based on level of experience, tenure, and performance

II. Section Weight

The MIP is comprised of three separate sets of goals, divided on the scorecard into three Sections – Company goals, Line of Business goals, and Individual goals. Each section is weighted separately for a total scorecard weight of 100%. Weights for each section are based on the organizational level of the Officer.

As illustrated below, the higher the organizational level of the participant, the more heavily the Company section should be weighted on the scorecard. The minimum weight for the company section is 20%.

Organizational Level	Company Weight	Line of Business Weight	Individual Weight
Chief Executives	Higher	Varies	Lower
Senior Officers
Officer 3
Officer 2
Officer 1	Lower (Minimum 20%)	Varies	Higher

III. Scorecard Section Goals

Goals will be set by the participant and his/her supervisor near the beginning of the plan year. Specific goals will be assigned to each of the three MIP sections (Company, Line of business, Individual).

Participants should be assigned up to four goals in each section. These goals should reflect the most critical and relevant “Key Performance Measures” representing the participant’s planned activities for the year. The use of more than four measures will dilute the significance of any one goal. All goals should be given a percentage weight to reflect their relative priority and the Participant’s overall impact on each. The total of the goals within each section should equal 100%.

MIP goals should conform to SMART principals, as follows:

Specific	The goal relates to a desirable product of effort/contribution, which is clearly understood by all.

Measurable	The goal can be readily and objectively assessed relative to degree of attainment.

Achievable	The goal is set based on a realistic chance for achievement.

Results Based	The goal relates to products of effort or conclusions, which add value rather than focus on activities performed.

Time Focused	The time period for completion is specified when the goal is established.

Defining Scorecard Targets and Ratings

At the beginning of the plan year, each Key performance measure should be clearly defined at the “target” level and at all other performance levels as follows:

“5” – Greatly Exceeds Target

“4” – Exceeds Target

“3” – Meets Target

“2” – Below Target

“1” – Outside of acceptable target range

Example of Key Performance measure targets ratings:

Rating
	1	2	3 (Target)	4	5
Key Performance Measures	Unacceptable results	Below Target	Meets Target	Exceeds Target	Greatly Exceeds Target
Time Based Goal	On or after November 1st	Sept 1st	July 1st	May 1st	on or before March 1st
Dollar Based Goal	< $1.0MM	$1.25MM	$1.5MM	$1.75MM	> $2.0MM

Year End Scoring and Payout Process

At the end of the plan year, key performance measures are scored and incentives are calculated. Each of the scorecard sections will results in a separate incentive amount, which then are combined into one payment.

Section Scoring The Key Performance Measures in each section are scored, and a weighted rating is determined for each measure based on the weight assigned. The total of the weighted ratings determines the section score. The weighted section score determines the weighted percent earned, which is multiplied by the plan target incentive to determine the section payout. The salary amount used for the purposes of MIP calculations is based on the annual base salary at the beginning of the plan year.

Plan Administration

1.              Plan Administrator

The Chief Human Resources Executive will serve as the Plan Administrator with responsibility for ongoing Plan administration and implementation. The Chief Executive Officer will have final approval for all Plan policy issues, disputes and decisions. Questions regarding the interpretation of this Plan should first be referred to the Division Executive.

2.              Plan Duration

NBI’s intent is to provide Officers and other selected associates with an incentive opportunity for achieving worthwhile goals; however, management reserves the right to amend, change and/or terminate this Plan at any time, without prior notice.

3.              Employment Contract

The Plan does not create, nor should it be construed to constitute, a contract of employment between the Company and any of its associates.

4.              Payment Eligibility

To be eligible for an incentive award payment, the Plan Participant must be employed by NBI at the time of payout. Any exceptions to Payment Eligibility must be approved by the Chief Executive Officer and the Chief Human Resources Executive.

5.              Incentive Payments

Earned incentive awards will be paid within two and one half months after the end of the plan year.

6.              New Officers – New Hires and Promotions

Upon hire or promotion, new Officers will be nominated and approved on a quarterly basis and are eligible to participate in a prorated MIP. The salary amount used for the purposes of MIP calculations is the annual base salary at the beginning of the plan year or at hire. In the case of newly promoted officers, the promotional increase salary will be used if applicable.

7.              Re-assignment of Duties

In the event that an officer is reassigned during the Plan year, earned awards will be prorated for the number of months in each position.

8.              Termination

If the Plan Participant terminates before incentive payout, no incentive award will be paid.

9.              Plan Interpretation

The Compensation Committee of the Board of Directors establishes the annual Company Key Performance Weights. Any revisions to the Plan’s methodology must be approved by the Compensation Committee.

If there is any ambiguity as to the meaning of any terms or provisions of this plan, the interpretation of any information contained therein, the Company’s interpretation will be determined by the Compensation Committee and will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/sales results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by this plan to which the employee would otherwise be entitled will be revoked.

Participants who have willfully engaged in any activity, injurious to the Company, will upon termination of employment, death, or retirement, forfeit any incentive award earned during the award period in which the termination occurred.

10.       General Conditions

•                  This Management Incentive Plan, and the transactions and payments hereunder shall, in all respects, be governed by, and construed and enforced in accordance with the laws of the state of Georgia.

•                  Each provision of this Management Incentive Plan is severable, and if any provision is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.